EMPLOYMENT AGREEMENT

         This Agreement, dated as of April ___, 1997, by and between AT&T Corp., a New York Corporation with its headquarters at 32 Avenue of the Americas, New York, New York 10013 (hereinafter called the "Company" or "AT&T"), and Daniel E. Somers (hereinafter called the "Employee").

         WHEREAS Employee is currently employed as a senior executive with another company; and

         WHEREAS Employee has accepted employment with the Company; and

         WHEREAS the Company has  assigned  and  appointed  Employee to a Senior
Management position as Senior Executive Vice President and Chief Financial Officer, reporting to the Chairman of the Board and Chief Executive Officer of the Company.

         WHEREAS, it is of special importance for the Company to mitigate the negative financial impact on Employee of his early departure from Employee's current employer;

         NOW, therefore, and in consideration of the promises and the mutual agreements as set forth above and hereinafter contained, the Company and Employee do hereby agree as follows:

         1. Employment. Subject to the provisions set forth elsewhere in this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, as Senior Executive Vice President and Chief Financial Officer of AT&T reporting to the Chairman of the Board and Chief Executive Officer of the Company, during the employment term set forth in
Section 2 of this Agreement. Employee represents and warrants that, there are no agreements or arrangements in effect, whether written or oral, which would prevent him from rendering exclusive services to the Company during the term hereof, and that he has not made and will not make any commitment, agreement or arrangement, or do any act, in conflict with this Agreement and that entering into this Agreement will not be in violation of any other agreement. Such employment shall be upon the terms and conditions hereinafter contained. Employee has provided the Company with a copy of his service agreement with Bell Cablemedia PLC. The Company and Employee agree that no provision of such service agreement is inconsistent with the representations made in this Section 1.

         2.  Term  of  Employment.   The  term  of  employment  hereunder  ("the
Employment Term") shall commence on the later of May 9, 1997 or the date Employee's Federal immigration visa is effective (hereinafter the "Effective Date") and will terminate at the will of either party to this Agreement upon written notice to the other and shall be subject to the terms and conditions of the Agreement.

         3. Employee's Compensation and Benefits. Subject to this Agreement and as more fully set forth hereinbelow, during the Employment Term, the Employee shall be treated in the same manner as, and be entitled to such benefits and other perquisites and terms and conditions of employment no less favorable than Senior Managers of the Company at a similar level and with comparable responsibilities. Employee shall receive no additional compensation for serving as an officer or director of any subsidiary or affiliate.

                  (a) Base Salary. The Company agrees to pay and Employee agrees to accept for services to be rendered hereunder during the Employment Term, a base salary of not less than $500,000 a year, payable in installments on a monthly or other periodic basis in accordance with the prevailing payroll practices of the Company. Employee will be eligible for consideration by the Company of base salary increases as appropriate from time to time. Employee's next base salary consideration will be applicable to a March 1, 1998 effective date.

                  (b) Perquisites. During the Employment Term, the Company shall
(i) provide Employee with perquisites of employment as are commonly provided to a Senior Manager of the Company at a similar level and with comparable responsibilities, and (ii) reimburse Employee for reasonable and necessary business expenses incurred in connection with his employment, in accordance with employee business expense practices applicable to employees of the Company at a similar level and with comparable responsibilities.

                  (c) Benefits. During the Employment Term, Employee shall be entitled to coverage under or benefits in accordance with those employee, mid career hire and Senior Management benefit plans and programs as are made available, or which may subsequently become applicable, to other Senior Managers of the Company at a comparable level. Attachment A is a very brief summary outlining the Company's current employee and mid-career benefits as well as special Senior Management benefits and perquisites. Employee shall be entitled to five (5) weeks of annual vacation applicable to 1997 and subsequent years. Employee may commence taking his 1997 vacation any time after the Effective Date. Employee shall also be entitled to relocate under the terms of the AT&T Management Relocation Plan (briefly outlined in Attachment B) which includes a Miscellaneous Allowance equal to an uncapped cash amount of one month's base salary as well as a provision to offset costs that may be incurred by Employee in connection with the premature cancellation of the lease on his current residence. (However, the Mortgage Interest, High Housing and Real Estate cost differentials outlined in Attachment B will not apply for a Europe to U.S. relocation). The Company will also reimburse Employee for reasonable US/UK visits (via business class airfare) for him, his spouse and children during a home search transition period and provide a tax gross up (in accordance with Senior Management tax gross-up practices) to the extent such reimbursement results in taxable income to Employee.

                  (d) Incentive Plans. During the Employment Term, Employee will be eligible for consideration for both long term and annual incentive awards pursuant to the terms of the Company's 1997 Long Term Incentive Program and the Company's Annual Incentive/Short-Term Incentive Plan, respectively or replacements thereof, as are in effect from time to time, at levels and on terms and conditions consistent with target awards to other Senior Managers with comparable responsibilities. Annual incentives for AT&T Senior Managers currently take the form of AT&T Performance Awards (APA) and Merit Awards (MA). Award levels under the APA program are predicated on overall corporate performance and award levels under the MA program are determined by individual and team contributions. The Company cannot make any representations regarding the continuation of the APA/MA incentive format, the size of Employee's APA and MA awards in any given year, if any. Notwithstanding the foregoing, Employee's target (not actual) Annual Incentive opportunity for 1997 (payable in 1998) shall be 80% of Employee's base salary as of the Effective Date and such opportunity will be prorated to reflect Employee's Effective Date; provided, however, that (assuming continued employment through December 31, 1997) in no event will Employee's 1997 actual Annual Incentive be less than the prorated target 1997 Annual Incentive.

         Historically, (1) the Company has utilized multiple long-term incentive vehicles for compensating Senior Managers e.g., AT&T Stock Options and AT&T Performance Shares, (2) such annual grants have been made in January of each year and (3) approximately half of such long-term incentive value was delivered in Stock Options and half in Performance Shares. (Based on market value of AT&T Common Stock to value the Performance Shares and the Black Scholes method to value Stock Options). For 1997 only, Employee will receive a AT&T Stock Option grant that is more than double the value of awards that would have been made had the historical annual pattern of long-term incentive grants been implemented in 1997.

         AT&T 1987 Long Term Incentive Plan expired April 15, 1997 and, subject to shareowner approval of the AT&T 1997 Long Term Incentive Plan, new awards are scheduled to commence June 1, 1997. Accordingly, assuming such shareowner approval is forthcoming, effective the later of June 1, 1997 or the Effective Date, the Compensation Committee of the Board will award 11,600 Performance Shares to the Employee under the Company's 1997 Long Term Incentive Program covering the 1997 - 1999 performance period. Distributions of Long Term Performance Shares will be in accordance with the applicable 1997 Long Term
Incentive Program and award provisions e.g., assuming continued Company employment, payout from 0% to 150% of such Performance Shares is made in the form of cash and/or AT&T shares at the end of the performance period based on a measure of A&T's Total Shareholder Return vs. Total Shareholder Return for a peer group of companies, (where Total Shareholder Return is defined as share price appreciation and dividends), or such other measure of financial performance as the Board may determine, during the three year performance period. Dividend equivalents are paid quarterly on all undistributed Performance Shares.

         As of the later of June 1, 1997 or the Effective Date, a Stock Option Award with respect to 86,000 shares of AT&T Common Stock will be granted to Employee under the Company's 1997 Long Term Incentive Program. Such Award is subject to the terms and conditions set forth in the Non-statutory Stock Option agreement. For example; the term of the stock option grant is ten years. Assuming continued Company employment, stock options vest as follows: one-third of the options will vest on the first anniversary of the date of grant, one-third on the second anniversary, and one-third on the third anniversary of the date of grant. The option price is 100% of market price on the date of grant.

         As with the Annual Incentive Award, Long Term Incentives are closely linked with the Company's strategy to meet the challenges of an ever changing marketplace. Accordingly, other than the grants made under this Agreement, and notwithstanding the historical long-term incentive information provided above, the Company cannot guarantee continuation of the Long Term Incentive Plan in its current format, nor can it guarantee annual grant levels to individual participants.

                  (e) Hiring Bonus. To recognize certain forfeitures Employee will incur when he leaves his current employer and to incent him to join the Company, the Company will provide the following one-time special arrangements to
Employee:

         (i) In lieu of certain 1997 payments from his current employer upon completion of a certain transition event in 1997, Employee is eligible to receive payments aggregating $400,000 (hereinafter "Completion Bonus") some time in 1997. Although the transition event in question is substantially complete as of the date of this Agreement, because of his premature departure from his current employer to accept AT&T's offer of employment, it is unclear if his current employer will pay Employee this Completion Bonus. It is understood and specifically agreed that Employee will make a reasonable effort to secure such Completion Bonus, (but not including litigation or other legal action). In the event, however, such endeavors are unsuccessful or only partially successful, the Company will pay Employee a $400,000 cash amount (if Employee is totally unsuccessful) or (if Employee partially successful), a cash amount equal to the difference between the actual Completion Bonus paid and $400,000. Such Company payment, if any, will be made within twenty business days of the Company's receipt of Employee's written notification of the final outcome of his efforts to secure the Completion Bonus from his current employer.

         (ii) Employee may forfeit the bargain spread (currently about $337,000) (hereinafter the "Bargain Spread") on stock options granted to Employee by his current employer and the parent of such employer. Because of his premature departure to accept AT&T's offer of employment, it is unclear if his current employer will permit Employee to retain and exercise these options and thereby gain the $337,000 Bargain Spread. It is understood and specifically agreed that Employee will make a reasonable effort to secure such Bargain Spread, (but not including litigation or other legal action). In the event, however such endeavors are unsuccessful or only partially successful, the Company will provide a $337,000 cash amount (if Employee is totally unsuccessful) or (if Employee is partially successful), a cash amount equal to the difference between the actual Bargain Spread secured and $337,000. Such Company payment, if any, will be made within twenty business days of the Company's receipt of Employee's written notification of the final outcome of his efforts to secure the Bargain Spread from his current employer.

         (iii) The Company will pay Employee a non-forfeiture related cash bonus of $200,000 within twenty business days subsequent to the Effective Date.

         (iv) Effective as of the later of June 1, 1997 or the Effective Date, two awards, each of 11,600 "Seasoned" AT&T Performance Shares/Stock Units for the 1995-1997 and 1996-1998 performance periods (i.e., Performance Shares/Stock Units which would have been granted to Employee had he been with the Company in 1995 and 1996) under the AT&T 1997 Long Term Incentive Program, as set forth in the Stock Unit Award Agreement provided to Employee with this Agreement. As a result of Company's restructuring and the difficulty of setting long-term financial targets while the restructure is in progress, the performance criteria established for the 1995 - 1997 and 1996-1998 cycles are not applicable and for these performance periods, the criteria are deemed to have been met at the target level. However, the opportunity to earn a payout above 100% is eliminated, and all other terms and conditions of the award continue to apply.

                  (f) Special Post-Retirement Benefits. In the event employee terminates his Company employment for any reason (including Long Term Disability) other than death or Company initiated termination for Cause, with a minimum of ten years of Company service, he will be entitled to the following post-termination Senior Management benefits, administered in a manner consistent with the then-current treatment of Service Pension eligible Senior Managers and in accordance with the terms and conditions applicable to each such Senior Management plan, program or practice (or replacement therefor) as they may exist from time to time.

         (i)      One  times base  salary Senior Management Basic Life Insurance

         (ii)     One  and  one-half   times  base  salary   Senior   Management
                  Individual Life Insurance

         (iii)    Company sponsored medical coverage

         The Company will adopt a cash balance pension arrangement under the AT&T Management Pension Plan and AT&T Non-Qualified Pension Plan effective January 1, 1998. Because of this change, the AT&T Mid-Career Pension Plan (hereinafter AT&T MCPP) is expected to be either cancelled or revised significantly. In such event (i.e., cancellation or significant change),
Employee will be accorded treatment (including possible "grandfathered" treatment) applicable to similarly situated (i.e., age and service) Senior Managers who were participants in the AT&T MCPP prior to the adoption of the cash balance arrangement.

         4.  Definitions. For purposes of this Agreement:

         (a) "Long Term Disability" shall mean termination of Employee's employment with the Company with eligibility to receive a disability allowance under the AT&T Senior Management Long Term Disability and Survivor Protection Plan or a replacement plan.

         (b) "Cause" shall mean:

         (i) The Employee is convicted (including a plea of guilty or nolo contendere) of a felony involving theft or moral turpitude, other than a felony predicated on Employee's vicarious liability. Vicarious liability means, and only means, any liability which is based on acts of the Company for which the Employee is charged solely as a result of his offices with the Company and in which he was not directly involved or did not have prior knowledge of such actions or intended actions.

         (ii) The Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company.

          (c) "Good Reason" shall mean any termination of Employee's Company employment, initiated by Employee, resulting from any of the following events which are not cured by the Company within 20 days of Employee giving the Company written notice thereof:

         (i) A reduction in Employee's annual total compensation (i.e., annual base salary rate, target annual incentive and "Long Term Incentive" (as valued below) to less than $1,775,000. For purposes of the prior sentence, the dollar value of your annual "Long Term Incentive" grants shall be determined by valuing Performance Shares, Performance Units, Stock Units, Restricted Stock, Restricted Stock Units, etc., at the market price when the Compensation Committee approves such grants, and assuming 100% performance achievement if such grants include performance criteria, and Stock Options and SARs will be valued at 30% of the market price of the shares or related shares when the Compensation Committee approves such grants, as applicable.

         (ii) The assignment to Employee, without his expressed written consent, of any duties inconsistent with, or, any substantial alteration in, his status or responsibilities as in effect as of the Effective Date.

         (iii) A change in Employee' s reporting relationship; provided, however that subject to Employee's written consent, he may be reassigned to an operating position of status comparable to his position as of the Effective Date reporting to the Chief Operating Officer of the Company.

         (iv)     A breach of Section 10(b).

                  5. Powers and Duties. The Employee shall devote his full business time and best efforts and abilities to the performance of duties under this Agreement, it being understood in connection therewith that he may, in his discretion and subject to not interfering with his duties and responsibilities hereunder, devote time to civic, public and professional activities and may serve as a director of other business corporations not engaged in competition with the Company or any subsidiary or affiliate of the Company; provided, however, that he shall not accept directorships on more than three boards of other business corporations; and provided, further, that for purposes of the immediately preceding clause, directorships on the boards of two or more companies with at least 50% common ownership shall count as a single company. Furthermore, so long as it does not interfere with his Company duties and subject to the AT&T Non-Competition Guideline, Employee may continue to manage his passive investments.

         6. Taxes. It is understood that certain payments and benefits provided under this Agreement are subject to withholding for applicable federal, state and local income and employment (or similar) taxes, as determined by the Company.

         7.  Restrictive Convenants.

                  (a) Competition. Notwithstanding any other provisions of this Agreement, any and all payments (except those made from Company-sponsored Tax Qualified Retirement or Welfare Plans), benefits or other entitlements to which the Employee may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if the Employee at any time without the consent of the Company "establishes a relationship with a competitor" or "engages in an activity" which is in conflict with or adverse to the interest of the Company, all within the meaning of the Non-Competition Guidelines referred to below (a "Competitive Activity"). The payments, benefits and other entitlements hereunder are being made in part in consideration of the obligations of this Section 7 and in particular the post-employment payments, benefits and other entitlements are being made in consideration of, and dependent upon, compliance with this Section 7(a) and, to the extent set forth in Section 8, the Release and Agreement referred to in
Section 8. Attachment C is a copy of the Non-Competition Guideline.

                  (b) Confidentiality. The Employee agrees that he will not, at any time during his employment pursuant to this Agreement or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law, provided that, if Employee receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order.

         The Employee agrees that at the time of the termination of his employment with the Company, whether at the instance of the Employee or the Company, and regardless of the reasons therefore, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of the Employee's employment and his personal rolodex, phone book and similar items.

         Employee agrees that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Paragraph (b); accordingly, the Company shall be entitled, in addition to its rights at law, to an injunction and other equitable relief without the need to post a bond.

                  (c) Any Competitive Activity by the Employee not permitted by the provisions of Section 7(a) above shall result, at the discretion of the Company, in the cancellation of all rights and entitlements of the Employee hereunder (including but not limited to those for payments or benefits) provided that: (i) no forfeiture or cancellation shall take place with respect to any payments, benefits or entitlements hereunder or under any other award agreement, plan or practices unless the Company shall have first given the Employee written notice of its intent to so forfeit, or cancel or pay out and Employee has not, within thirty (30) days of giving such notice ceased such unpermitted Competitive Activity, provided that the foregoing prior notice procedure shall not be required with respect to (x) a Competitive Activity which Employee initiated after the Company had informed the Employee in writing that it believed such Competitive Activity Section violated 7(a) or the AT&T Non-Competition Guidelines, (y) any Competitive Activity regarding local, regional or long distance telephone services or other products or services which are part of a line of business which represents more than 5% percent of the Company's consolidated gross revenues for its most recent completed fiscal year at the time the Competitive Activity commences.

         8.  Termination Provision.

                  (a) If, at any time during the period beginning with the Effective Date and ending on the fifth anniversary of the Effective Date, Employee is terminated by the Company for any reason other than Cause or Long Term Disability, or Employee elects to terminate his Company employment for Good Reason, Employee will be entitled to:

         (i) Monthly payments for a 12 month period following such termination, each such payment in an amount equal to one twelfth of the greater of (1) $900,000 or (2) 100% of the sum of Employee's annual base salary rate plus target (not actual) annual incentive award in effect as of the date of Employee's termination.

         (ii) An annual incentive award for the year of termination payable at the target amount for such year of termination but prorated to the nearest half month based on actual service in the final performance year and payable to Employee within twenty (20) business days after such termination.

         (iii) Continuation after termination of all regular and "Seasoned" Performance Shares/Stock Units granted under this Agreement as of the later of June 1, 1997 or the Effective Date under the terms and conditions applicable to a Service Pension eligible Senior Manager.

         (iv) Payment within 20 business days of termination of any then unpaid cash amounts due under Sections 3(e) (i), (ii) and
                  (iii) of the Agreement.

                  (b) If, at any time after the Effective Date, Employee is terminated by the Company for any reason other than Cause or Long Term Disability, or Employee elects to terminate his Company employment for Good Reason, Employee will be entitled to:

         (i) Immediate (or, if later, six months from the date of grant) vesting, exercisability and continuation of all outstanding Stock Options granted under this Agreement as of the later of June 1, 1997 or the Effective Date under the terms and conditions applicable to Service Pension eligible Senior Managers.

         (ii) Continuation of vesting and/or exercisability of long term incentive awards granted in 1998 and subsequent years under any long-term incentive plan, but only to the extent and under the same terms and conditions applicable to Service Pension eligible Senior Managers, all as set forth in the applicable long-term award agreements.

                  (c) In the event Employee's employment  terminates voluntarily for  other  than  "Good  Reason,"  or  as  the  result  of  a  Company-initiated termination for Cause, at any time during the period beginning with the Effective Date and ending on the third anniversary of the Effective Date, Employee shall not receive any benefits provided by this Agreement. Employee, however, may be eligible for certain benefits under the Company's tax qualified plans.

                  (d) Any payments or benefits made pursuant to this Section 8 are: (1) subject to the provisions, restrictions and limitations of Section 7(a) and 7(c) above, but not otherwise subject to offset or mitigation, (2) subject to Employee signing a Release and Agreement not to sue the Company. The form of such Release and Agreement will be that then currently in use for departing Company Senior Managers and (3) receipt of Employee's resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and their respective benefit plans.

         9. Dispute Resolution. At the option of Employee or the Company, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof, other than that for injunctive relief under Section 7(b), shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within thirty (30) days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for an appointment of a neutral arbitrator, or if such Association is not then in existence or does not act in the matter within 30 days of application, either party may apply to the Presiding Judge of the Superior Court of any county in New Jersey for an appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such Judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. In the event that the Employee is successful in pursuing any material claim or dispute arising out of this Agreement, the Company shall pay all of the Employee's attorneys' fees and costs, including the compensation and expenses of any Arbitrator. In any other case, the Employee and the Company shall each bear all their own costs and attorneys fees, except the Company shall pay the costs of any arbitrator appointed hereunder.

         10.   Assignment.

                  (a) Employee. This Agreement is a personal contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated by him, but shall be binding upon and inure to the benefit of his heirs, administrators, and executors.

                  (b) Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, provided that the Company may not assign this Agreement except in connection with an assignment of all or substantially all of the assets of the Company or by law as a result of a merger or consolidation. In the event of such assignment, a failure by the successor to specifically assume in writing, delivered to the Employee, the obligations and liabilities of the Company hereunder shall be deemed a material breach of this Section.

         11. Other. The Company reserves the right to discontinue or modify its compensation, incentive, benefit and perquisite plans, programs and practices. Moreover, the very brief summaries contained herein are subject to the terms of such plans, programs and practices. For purposes of the employee benefit plans, the definition of compensation is as stated in the plans. Currently, pensions are based on base salary and annual incentives. Other benefits are based on either base salary or base salary plus annual incentives. All other compensation and payments included in this Agreement are not included in the base for calculation of employee benefits. The amounts paid under this Agreement upon a termination of employment are in lieu of and inclusive of any amounts payable under any other plan, program or practice of the Company with regard to termination of employment.

         12. Entire Agreement; Amendments. This Agreement, which may be executed in two or more counterparts, comprises 18 pages, 16 Sections and 4 Attachments and represents the entire Agreement between Employee and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, convenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. No amendments or modifications to this Agreement may be made except in writing signed by the Company and Employee.

         13. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

         14. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or two days after mailing if sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:           AT&T
                             295 North Maple Ave.
                             Basking Ridge, NJ 07920
                             Attn: Executive Vice President, Human Resources

If to the Employee:          Daniel E. Somers

         15. Indemnification. The Company and Employee shall promptly enter into the Indemnity Agreement annexed hereto as Attachment D.

         16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey. without consideration of conflict of law principles.

         In Witness Whereof, the parties hereto have executed this Agreement and Company has affixed its corporate seal as of the day and year first above written.

Company:

By:               ________________________
                  H. W. Burlingame
                  Subject to Final Approval by the Compensation Committee
                    of the AT&T Board of Directors

Date:             ________________________

Witnessed:        ________________________

Date:             ________________________

Employee:         _______________________
                  Daniel E. Somers

Date:             ________________________

Witnessed:        ________________________

Date:             ________________________